Exhibit 12.1


                            AES Eastern Energy, L.P.
             Statements Regarding Ratio of Earnings to Fixed Charges
                      (In Thousands, Except Ratio Amounts)

                                                            Period From May 14,
                                         Year Ended         1999 (Inception) to
                                      December 31, 2000         Dec. 31, 1999
                                   -------------------      -------------------

Income from Continuing Operations       $ 98,237                       $24,415

Add:  Fixed Charges                       57,314                        38,906
Add:  Amortization of Capitalized Interest   173                            95
Less: Interest Capitalized                    -                         (5,187)
                                        ----------                   ----------

Earnings                                 155,724                        58,229
                                       -----------                   ----------

Fixed Charges:
Add:  Interest expense and
      capitalized amounts (including
      construction related fixed
      charges)                            57,314                        33,719
Add: Interest capitalized                      -                         5,187
                                       ----------                   ----------

Total Fixed Charges                    $  57,314                       $38,906
                                       ==========                   ===========

Ratio of Earnings to Fixed Charges          2.72                          1.50
                                       ==========                  ============